FOR IMMEDIATE RELEASE

July 27, 2006

ILX RESORTS REPORTS INCREASE IN SECOND QUARTER TIMESHARE AND RESORT OPERATING INCOME

PHOENIX, ARIZONA – July 27, 2006 - ILX RESORTS INCORPORATED (AMEX: ILX) a leading developer, operator and marketer of upscale flexible-stay vacation ownership resorts in the western United States, announced today its results for the second quarter ended June 30, 2006.

Timeshare and resort operating income for the second quarter 2006 increased 231.7% to $2,298,000 as compared to $693,000 for the same quarter of 2005.  Timeshare and resort operating income for the six months ended June 30, 2006 increased 78.6% to $2,851,000 as compared to $1,597,000 in the same period of 2005.

Net income for the three and six months ended June 30, 2006 was $1,046,000 and $1,359,000.  Net income for the three and six months ended June 30, 2005 included a one-time gain on the sale of a leasehold interest in Las Vegas, Nevada offset by the settlement of litigation.  Net income before these one-time occurrences was $313,000 and $530,000 for the three and six months ended June 30, 2005.  Net income including one-time occurrences was $4,420,000 and $4,633,000.  Basic and fully diluted earnings per share for the three and six months ended June 30, 2006 was $0.30 and $0.38.  Basic and fully diluted earnings per share, before the one-time sale of leasehold interest and settlement of proposed litigation, for the three and six months ended June 30, 2005 was $0.09 and $0.14.  Basic and fully diluted earnings per share after the sale and settlement were $1.25 and $1.31.

As required, the Company adopted SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions” in January 2006.  SFAS No. 152 prospectively revises the classification of certain revenue and expense activity.

Revenue for the three and six months ended June 30, 2006 was $15.3 million and $27.4 million.  Revenue for the same periods in 2005 was $14.3 million and $27.4 million.  Revenue in the three and six months ended June 30, 2006 is decreased by estimated and actual uncollectible revenue of $0.4 million and $0.7 million in accordance with SFAS No. 152.  Had the Company not been required to implement the new accounting standard, revenue for the three and six months would have been $15.7 million and $28.1 million.

“We are pleased to report the significant improvement in timeshare and resort operating income. The sale of the Las Vegas leasehold interest and the settlement of litigation in 2005 has allowed increased time and resources to focus on our core business,” said Joe Martori, Chairman and CEO.  “We are delighted by our performance despite decreasing interest rate margins and a natural disaster and look forward to this continued effort while continuing planning for our proposed development in Sedona and Puerto Peñasco (“Rocky Point”), Mexico.”

ILX Resorts acquires, develops, and operates premier timeshare resorts primarily in the western United States that provide its owners with extraordinary vacation experiences.  ILX's portfolio of world-class properties includes eight resorts in Arizona, one in Indiana, one in Colorado, one in San Carlos, Mexico

and land in Puerto Peñasco (“Rocky Point”), Mexico and Sedona, Arizona, both of which are in the early planning stages.  It also, through Premiere Vacation Club, has acquired, and continues to acquire, inventory at the Carriage House in Las Vegas and in addition has acquired inventory at the Scottsdale Camelback Resort in Scottsdale, Arizona.  For more information, visit: www.ilxresorts.com.

For more information, contact Joseph P. Martori, Chairman or Margaret Eardley, Chief Financial Officer, at 602-957-2777.

This news release may include “forward-looking statements.”  Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and many of which are beyond the Company's control.  Actual results could differ materially from these forward-looking statements as a result of a number of factors, including, but not limited to, economic conditions, the Company's need for additional financing, intense competition in various aspects of its business, the risks of growth, its dependence on key personnel, and other risks detailed in ILX's Securities and Exchange Commission reports.  Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved.  ILX Resorts Incorporated does not assume any duty to publicly update or revise the material contained herein.

###